Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Release:	IMMEDIATE
Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

FORD EXECUTIVE ANNE E. BÉLEC
JOINS BRUNSWICK BOARD OF DIRECTORS

LAKE FOREST, Ill., July 23, 2008 – Brunswick Corporation (NYSE: BC) announced today that Anne E. Bélec, director of global marketing for Ford Motor Company (NYSE: F), has been elected to Brunswick’s board of directors, effective immediately, and appointed to the human resources and compensation committee.  The election of Ms. Bélec, 45, brings the number of board members to 11.
Ms. Bélec assumed her current position at Ford in March 2008.  Most recently, she had been president and chief executive officer of Volvo Cars of North America, overseeing Volvo operations in the United States, Canada and Mexico.  Ms. Bélec also served as vice president of sales operations for the Volvo Car Corporation in Sweden.
“With her global and marketing expertise and experience, Anne will prove to be a valuable member of Brunswick’s board as we continue to expand our global presence and strive to create the most coveted products and experiences for fun- and fitness-seekers all over the world – with the goal of helping people live life well,” explained Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.
Prior to coming to Volvo, Ms. Bélec held a variety of leadership positions in brand management, marketing, and sales and service with Ford. As director of North American sales planning & distribution, she worked on the re-engineering of distribution processes and systems to further improve distribution precision.  Ms. Bélec has also held a broad range of positions and responsibilities, including: network and business development manager, vice president - marketing at Lincoln Mercury; portfolio brand strategy manager, worldwide marketing plans manager for product development, and marketing plans manager at Ford Division; as well as a variety of field positions at Ford of Canada.
Ms. Bélec holds an MBA from Fuqua School of Business at Duke University with an emphasis on global business and strategy, and earned both a bachelor of commerce, and a bachelor in business administration from the University of Ottawa in Canada.
Ms. Bélec serves on the University of California-Irvine Paul Merage School of Business/Graduate School of Management Advisory Board, has been a trustee of the Marketing Science Institute since 1999, and a member of the Association of National Advertisers.  She has been a board member of Industrial Alliance Group, a financial services and insurance company headquartered in Quebec, Canada, since 2006.  Ms. Bélec recently joined the board of WestStart-CALSTART, a not-for-profit organization supporting a clean transportation industry in the U.S. and Canada.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Savage, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit http://www.brunswick.com.